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                                                                EXHIBIT 23.01

     The accompanying consolidated financial statements and independent auditor's report referred to in the following consent give effect to the completion of the 185 for 1 split of the Company's outstanding common stock which will take place on the effective date of the offering. The following independent auditors' consent is in the form which will be furnished by Deloitte & Touche LLP upon completion of the stock split of the Company's outstanding common stock described in Note 13 to the consolidated financial statements and assuming that from December 31, 1998 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein:



                         INDEPENDENT AUDITORS' CONSENT

"To the Board of Directors of
Entercom Communications Corp.
Bala Cynwyd, Pennsylvania

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-61381 of Entercom Communications Corp. of our report dated December 31, 1998
(January   , 1999 as to Note 13) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
14), appearing in the Prospectus, which is a part of this Registration
Statement, and of our report dated December 31, 1998 (January   , 1999 as to
Note 13) related to the financial statement schedule included elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



Philadelphia, Pennsylvania
January  , 1999"



Deloitte & Touche LLP
January 4, 1999